Exhibit 99.1

Olenox Industries Regains Compliance with Nasdaq Periodic Filing Requirements

CONROE, Texas / ACCESS Newswire / August 6, 2026 / Olenox Industries Inc. (NASDAQ: OLOX) (“Olenox” or the “Company”), a vertically integrated U.S. energy company, today announced that it has received confirmation from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with Nasdaq’s periodic filing requirement, including Nasdaq Listing Rule 5250(c)(1).

Previously, the Company had been notified by Nasdaq that the Company no longer met the periodic filing requirement for Nasdaq because it had not filed its Form 10-K for the period ended December 31, 2025 (the “Form 10-K”), and Form 10-Q for the period ended March 31, 2026 (the “Form 10-Q”, and together with the Form 10-K, the “Delinquent Reports”). Nasdaq granted the Company an extension until July 31, 2026, to file the Delinquent Reports. Subsequently, on June 30, 2026, and July 31, 2026, the Company filed the Form 10-K and Form 10-Q, respectively. As a result, the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1). The Company’s common stock will continue to be listed and traded on The Nasdaq Capital Market under the symbol “OLOX”.

Mike McLaren, CEO of Olenox, commented, “We are pleased to have regained compliance with Nasdaq’s listing requirements. 2025 was a busy year for Olenox, with multiple acquisitions and a change of independent auditors. Our team put forth an enormous effort to complete the 2025 Form 10-K and 2026 Q1 Form 10-Q, and to regain full compliance with Nasdaq. We move forward to execute on our focused energy business strategy and a clear growth agenda.”

About Olenox Industries Inc.

Olenox Industries Inc. is a vertically integrated U.S. energy company operating across multiple business lines, including oil and gas, energy services and energy technologies, including the proprietary Olenox process. The Company is focused on acquiring, optimizing and scaling energy-related infrastructure and operating assets across key U.S. markets, with a strategic focus on bringing low-cost natural gas to high-value end uses, including digital infrastructure and next-generation compute.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the effect of government regulation, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investors and Media Contacts:

Olenox Industries Inc. | Investor Relations: investors@olenox.com

SOURCE: Olenox Industries Inc.